UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Beginning on January 18, 2013, Accenture plc sent the following communication to certain shareholders of the company.

January 18, 2013

Dear Fellow Shareholder:

Our upcoming annual meeting of shareholders is on February 6, 2013. To that end, the following matters are of particular importance to Accenture:

I am writing to ask you to vote FOR proposal no. 5 in our proxy statement. We ask that you approve an amendment to our share incentive plan to increase the number of shares available for equity compensation grants to our employees. Equity is a fundamental part of our pay-for-performance compensation philosophy; Accenture is a people-based business, and our success is dependent, in large part, on our ability to attract, retain and motivate high-performing employees to serve our clients. We strongly believe that offering incentives in the form of equity awards is critical to our ability to do so and aligns the interests of our executives with those of our shareholders. We also have managed and plan to continue managing the overall affordability of our equity award plans by allocating capital for share repurchases to more than offset any dilution. If this proposal is not approved, and as a result we lack a sufficient share reserve under our share incentive plan to continue to motivate our leaders, our ability to continue to drive profitable growth could be negatively affected.

I am also asking you to vote AGAINST proposal no. 9 in our proxy statement, a shareholder proposal that requests the Board to authorize the preparation of an annual report that discloses matters relating to our lobbying expenses and payments to trade associations, among other things. Our Board recommends that shareholders vote against this proposal, because we already publicly disclose our policies and practices in this area and also believe that publishing the additional information would result in an unnecessary and unproductive use of our resources, which would not be in the best interest of shareholders.

For these reasons and the other reasons described in this letter and our proxy statement, I encourage you to vote FOR proposal no. 5 and AGAINST proposal no. 9.

Information on Shareholder Advisory Firm Recommendations

We recognize that some institutional investors consider the input of advisory firm recommendations in their proxy voting decisions. While Glass Lewis & Co. recommended that our shareholders vote in accordance with the Board’s recommendations on proposals no. 5 and 9, Institutional Shareholder Services (ISS) recommended that our shareholders vote against the Board’s recommendations on these proposals. I wanted to take a moment to discuss ISS’s recommendation on proposal no. 5.

It is important to recognize that ISS’s recommendation on proposal no. 5 was not based on any issues with our compensation or corporate governance policies. In fact, ISS recommended that shareholders vote in favor of our executive compensation. Rather, ISS’s recommendation on our share authorization request was driven solely by the results of its proprietary shareholder value transfer model, which led ISS to conclude that our equity plan proposal exceeded its company-specific “allowable cap” on the cost of the equity. ISS otherwise recognized that we performed favorably against its evaluation criteria, as set out below.

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Adjusted Burn Rate.  Under ISS’s model, our three-year average adjusted burn rate was 4.56%, which is well below the “burn rate cap” of 7.26% that ISS recommends for our industry. We believe that we came in below ISS’s cap because of our disciplined share granting practice.

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Pay-for-Performance.  ISS confirmed that we have reasonable pay-for-performance alignment and specifically indicated that we did not exhibit any poor pay practices. We believe that for us to continue to preserve this pay-for-performance alignment, we must retain the ability to offer equity to high performers. In addition, our pay-for-performance model is supported by ISS’s finding that our one- and three-year total shareholder returns of approximately 17% and 26%, respectively, through August 31, 2012 were in the 51st and 100th percentiles relative to our ISS-established peer group. We believe that our equity programs contribute to the long-term value we have created for shareholders.

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Dilution.  ISS also determined that our total potential dilution under its model was below both the median and the average for the industry comparison group used by ISS. As highlighted in our proxy statement, we proactively manage the overall affordability of our equity compensation programs to prevent dilution by, among other things, allocating capital for share repurchases to more than offset any dilution from our equity compensation plans.

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Shareholder Value Transfer.  ISS’s proprietary shareholder value transfer test evaluates equity-based compensation plans by using a formulaic cost-based analysis. Under its test, ISS’s perceived cost of our plan of 13% is higher than the allowable cap of 10% that ISS has applied to us. ISS’s allowable cap is based on a comparison to a group of companies that may not align with our peers. Over the last three years, the relative cost of our equity plan under ISS’s model has declined, and we expect that trend to continue. As noted above, this is the only reason ISS is recommending that shareholders vote against this proposal.

Our proxy statement provides additional detail on pages 30-33 regarding our Board’s recommendation that shareholders vote FOR proposal no. 5 and on pages 46-48 regarding its recommendation that shareholders vote AGAINST proposal no. 9. For your reference, I have included some additional detail on proposal no. 5 in the attached Appendix.

Thank you for giving these proposals your attention and for your consideration in supporting us on these important matters.

Sincerely,

Pierre Nanterme
Chief Executive Officer

Appendix

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We must attract, retain and motivate high performers.  The ability to issue equity is fundamental to our compensation strategy. Being a people-based business, our success is dependent, in large part, on our ability to use market relevant compensation to attract, retain and motivate the most talented professionals to serve our clients.

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We have a disciplined annual share granting practice.   Our burn rate has averaged 1.6% over the past three years and 1.7% over the past five years. During the last five years, our burn rate has ranged between 1.3% and 2.0%.

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We proactively manage affordability to prevent dilution.  Since our initial public offering in 2001, we have successfully reduced our weighted average diluted shares by 28%. Over the last five years, our ratio of share repurchases to share issuances has resulted in a net impact of a reduction to our weighted average diluted shares of at least 2% per year. We expect to continue to reduce our weighted average diluted shares by approximately 2% per year. In addition, not only have we reduced our weighted average diluted shares, but we have also tightly managed who among our employees is granted equity. The vast majority of the equity awards are granted to our high performing senior executives, a population that by design has grown at a slower rate than the growth rate of our overall employee population.

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We use equity compensation to align employee and shareholder interests.  Equity compensation is a critical means of aligning the interests of our employees with those of our shareholders. Our employees, particularly our senior executives, whose equity is tied to Company and individual performance, are motivated under our current equity compensation plans to drive the business to maximize returns over the long-term. We believe this, in part, has resulted in the long-term value we have created for our shareholders, as evidenced by our total shareholder returns over the last three- and five-year periods, which in each case, has significantly outperformed our peers and the market.

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We would avoid increasing the cash-based component of our compensation program to substitute for shares.  If the amendment is not approved, in order to remain competitive, we would likely be compelled to alter our compensation program to increase the cash-based component, which we do not believe is appropriate for our business. Cash-based awards do not provide the same benefits as equity, such as retention and alignment with shareholder interest. In addition, if this proposal is not approved, and as a result we are compelled to increase the cash-based component of our compensation programs, we believe that the amount of free cash flow we will have available for other purposes, including to repurchase shares and return cash to shareholders as dividends, could be negatively affected.